Exhibit 10.11

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into as of January 1, 2025 between Synlogic Operating Company, Inc., having offices at PO Box 30, Winchester, MA 01890 (“Synlogic” or the “Company”), and Tony Awad (the “Consultant”). The Company desires to retain the Consultant as an independent contractor to perform consulting and other project-based services for the Company and the Consultant is willing to perform such services, on the terms described below.

In consideration of the mutual promises contained herein, the parties agree as follows:

1.
Services and Compensation. Consultant agrees to perform for the Company the services described in Exhibit A as requested by the Company from time to time (the “Services”), and the Company agrees to pay the Consultant the compensation described in Exhibit A for the Consultant’s performance of the Services. If not specified on Exhibit A, the scope, timing, duration, and site of performance of said Services shall be mutually and reasonably agreed to in writing by the Company and the Consultant and are subject to change upon the express prior written agreement of both parties. Consultant will make reasonable, good faith efforts to provide the Services in a timely and professional manner consistent with industry practices. With respect to those projects having a specific, mutually-agreed upon deadline, Consultant will exercise reasonable diligence and make good faith efforts to provide the Services by the stated deadline.
2.
Confidentiality.
2.1
Definitions.
(a)
“Confidential Information” means, without limitation, all data, information, technology, documents, reports, samples and specimens relating to the Company or its plans, ideas, concepts, strategies, inventions, products, product concepts, technologies, methods, business, equity ownership, financing, financial, marketing, scientific, business, marketing, financial or legal research, non-clinical, clinical or regulatory affairs, manufacturing processes and procedures, or those of any other third party, from whom the Company receives information on a confidential basis, in any form, including without limitation whether written, electronic, graphic or oral, furnished to Consultant by or on behalf of the Company, either directly or indirectly, or obtained, developed, or observed by Consultant while providing services hereunder, and the Services to be provided by Consultant hereunder, whether or not labeled “Confidential”. Confidential Information does not include (i) information that is now in the public domain or subsequently enters the public domain and is generally available without fault on the part of Consultant; (ii) information that is presently known to Consultant from Consultant’s own sources as evidenced by Consultant’s prior written records; or (iii) information disclosed to Consultant by a third party legally and contractually entitled to make such disclosures, except that irrespective of (i) - (iii) Confidential Information includes all scientific, technical, financial, or business information owned, possessed, used by or relating to the Company, or that of a third party, that is included or to be included in a patent or trademark application during the time period prior to publication of the patent or trademark application.

(b)
“Company Property” means all materials (including, without limitation, documents, drawings, models, apparatus, sketches, designs, lists, reports, tables, analysis, work product made under this Agreement, all other tangible media of expression), equipment, documents, and other property furnished to Consultant by Company, whether delivered to Consultant by Company or made or generated by Consultant under this Agreement are the sole and exclusive property of Company or Company’s suppliers or customers, and Consultant hereby does and will assign to Company all rights, title and interest Consultant may have or acquire in the Company Property.
(c)
“Inventions” means all copyrights and copyrightable material, notes, records, drawings, designs, inventions, ideas, discoveries, data, conceptions, processes, protocols, enhancements, modifications, know-how, improvements, developments, trade secrets’ data and information of every kind and description conceived, generated, made, discovered, developed, used, or reduced to practice by Company or Consultant, solely or in collaboration with others, under this Agreement.
2.2
Nonuse and Nondisclosure. Consultant will not, during or subsequent to the term of this Agreement, (i) use the Confidential Information, Company Property or Inventions for any purpose whatsoever other than the performance of the Services on behalf of the Company or (ii) disclose the Confidential Information, Company Property or Inventions to any third party. Consultant agrees that, as between the Company and Consultant, all Confidential Information, Company Property and Inventions will remain the sole property of the Company. Consultant also agrees to take all necessary and reasonable precautions to prevent any unauthorized disclosure of such Confidential Information, Company Property or Inventions. Without the prior written approval from an authorized representative of the Company, Consultant may not disclose the existence or the terms of this Agreement to third parties. Anything to the contrary notwithstanding, Consultant may disclose Confidential Information to the extent such disclosure is required by a court of competent jurisdiction pursuant to a legal action and provided that Consultant promptly notifies the Company of such requirement prior to such disclosure and cooperates with Company in the event Company elects to contest such order by legal action. Consultant acknowledges that the use or disclosure of Confidential Information, Company Property or Inventions without the Company’s express written permission from an authorized representative of the Company will cause the Company irreparable harm and that any material breach or threatened material breach of this Agreement by Consultant will entitle the Company to seek injunctive relief and reasonable attorneys’ fees, in addition to any other legal remedies available to it, in any court of competent jurisdiction.
2.3
Third Party Confidential Information. Consultant recognizes that the Company has received and in the future may receive from third parties, their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that, during the Term of this Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or entity or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party, unless otherwise authorized by such third party.

2.4
Return of Materials. At any time upon the Company’s request, Consultant will deliver to the Company all of the Company’s property, equipment and documents, together with all copies thereof, that were previously given to Consultant, including but not limited to all electronically stored confidential and/or nonpublic information, passwords to access such property, or Confidential Information that Consultant may have in Consultant’s possession or control, and Consultant agrees to certify in writing that Consultant has fully complied with this obligation.
3.
Ownership.
3.1
Assignment. Consultant agrees that all Inventions, are, as between the Company and Consultant, the sole and exclusive property of the Company. Consultant agrees to disclose such Inventions promptly to the Company and hereby assigns, and agrees to assign, all of Consultant’s right, title and interest in and to any such Inventions promptly to the Company without royalty or any other consideration and to execute all applications, assignments or other instruments reasonably requested by the Company in order for the Company to establish the Company’s ownership of such Inventions and to obtain whatever protection for such Inventions, including copyright and patent rights in any and all countries on such Inventions as the Company shall designate.
3.2
Further Assurances. Consultant agrees to assist the Company, or its designee, in every reasonable way to secure the Company’s rights in Inventions and any copyrights, patents or other intellectual property rights relating to all Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect to all Inventions, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Inventions, and any copyrights, patents, or other intellectual property rights relating to all Inventions. Consultant also agrees that Consultant’s obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement.
3.3
Pre-Existing Materials. Subject to Section 3.1, Consultant agrees that if, in the course of performing the Services, Consultant incorporates into any Invention or utilizes in the performance of the Services any pre-existing invention, discovery, original works of authorship, development, improvements, trade secret, concept, or other proprietary information or intellectual property right owned by Consultant or in which Consultant has an interest (“Prior Inventions”), (i) Consultant will provide the Company with prior written notice and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable, worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. Consultant will not incorporate any invention, improvement, development, concept, discovery, work of authorship or other proprietary information owned by any third party into any Invention without Company’s express prior written permission from an authorized representative of the Company.

3.4
Attorney-in-Fact. Consultant agrees that, if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents, mask work or copyright registrations covering the Inventions assigned to the Company in Section 3.1, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any such applications and to do all other lawfully permitted acts only to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Consultant.
3.5
Works Made for Hire. Consultant agrees that all products, results, materials or deliverables arising from or made in the performance of the Services (the “Work”) are specially ordered and commissioned by the Company, constitute “Works Made for Hire” as defined by the copyright laws of the United States, and are the exclusive property of the Company. The Work, including all concepts, ideas, copy, sketches, art-work, drawings, electronic files, products, documents, and written materials related to the Services, at all stages of development or completion, will become and remain sole and exclusive property of Company. At Company’s sole and absolute discretion, Company may make any changes in, deletions from, or additions to the Work. Company is not under any obligation to use the Work or derivative materials. If for any reason the Work, or any part thereof, would not be considered a work made for hire or is determined at any time not to be a work made for hire under applicable law, Consultant hereby irrevocably transfers and assigns to Company all right, title and interest therein, including all copyrights as well as renewals and extensions thereto.
3.6
Moral Rights. Any assignment to the Company of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, Consultant hereby waives and agrees not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.
3.7
Reports and Maintenance of Records. Consultant agrees that Consultant will periodically keep the Company advised as to Consultant’s progress in performing the Services under this Agreement. Consultant further agrees that Consultant will, upon request of the Company, prepare written reports with respect to such progress. The Company and Consultant agree that the reasonable time expended in preparing such written reports will be considered time devoted to the performance of the Services. Consultant agrees to keep and maintain all materials and other data and documentation obtained or generated by Consultant in the course of preparing for and providing the Services, including all computerized records and files. Consultant agrees to maintain adequate, current, accurate, and authentic written records of all Inventions made by Consultant (solely or jointly with others) during the term of this Agreement, and for a period of three (3) years thereafter. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that is customary in the industry and/or otherwise specified by the Company. Such records are and remain the sole property of the Company at all times and upon written instruction of the Company, all records will, at Company’s option, either be (a) delivered to the Company or to its designee, or (b) disposed of, unless such records are otherwise required to be stored or maintained by Consultant as a matter of law or regulation. In no event will Consultant dispose of any such records without first giving Company sixty (60) days’ prior written notice of Consultant’s intent to do so. Consultant may, however, retain copies of any records as are reasonably necessary for regulatory or insurance purposes, subject to Consultant’s obligation of confidentiality.
4.
Representations and Warranties. Consultant represents and warrants to the Company that Consultant is legally able to enter into this Agreement and that Consultant’s execution, delivery and performance of this Agreement will not and does not conflict with any agreement, arrangement or understanding, written or oral, to which Consultant is a party or by which Consultant is bound, including Consultant’s other contracts for services or employment. Consultant further represents and warrants that Consultant has no agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, Consultant’s obligations to the Company under this Agreement, and/or Consultant’s ability to perform the Services. Consultant will not enter into any such conflicting agreement during the term of this Agreement. Consultant represents and warrants that they have not been debarred or subject to debarment proceedings under the Federal Food, Drug, and Cosmetic Act, nor any other federal or state regulation.
5.
Term and Termination.
5.1
Term. The term of this Agreement (the “Term”) shall commence on the date indicated on the first page of this Agreement (the “Effective Date”), and shall remain in full force and effect until termination as provided in Section 5.2.
5.2
Termination. The Company and Consultant may terminate this Agreement by giving thirty (30) days prior written notice to the other party or immediately in the case of material breach.
5.3
Survival. Upon termination of this Agreement, all rights and duties of the Company and Consultant toward each other shall cease except:
(a)
Consultant will terminate all Services in progress in an orderly manner as soon as practical and in accordance with a schedule agreed to by the Company, unless the Company specifies in the notice of termination that Services in progress should be completed, (b) Consultant will deliver to Company all Confidential Information, any materials in Consultant’s possession or control relating to the Services, and all deliverables made through expiration or termination, (c) Company will pay, within thirty (30) days after the effective date of termination, all amounts owing to Consultant for Services completed and accepted by the Company prior to the termination date and related expenses, if any, submitted in accordance with the Company’s policies and in accordance with the provisions of Section 1 of this Agreement, (d) Consultant will promptly refund to Company any monies paid by Company in advance for Services not rendered, and
(b)
Sections 2, 3, 4, 5.3, 6, 8, 9, and 10 shall survive expiration or termination for any reason of this Agreement.

6.
Independent Contractor; Benefits; Taxes.
6.1
Independent Contractor. It is the express intention of the Company and Consultant that Consultant performs the Services as an independent contractor to the Company, and nothing in this Agreement should be construed to create a partnership, joint venture or employer-employee relationship. Consultant (a) is not the agent of the Company and (b) is not authorized to make any representation, contract, or commitment on behalf of the Company.
6.2
Benefits. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company. If Consultant is reclassified by a state or federal agency or court as the Company’s employee, Consultant will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.
6.3
Taxes and Withholdings. The Company shall not be responsible for paying any federal, state or local taxes on compensation, and Consultant shall be solely responsible for the payment thereof. The Company may, however, report payments made to Consultant hereunder to tax authorities and shall inform Consultant of such actions. Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws, including laws governing self-employed individuals, if applicable, such as laws related to payment of taxes, social security, disability, and other contributions based on fees paid to Consultant under this Agreement. The Company will not withhold or make payments for social security, unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on Consultant’s behalf. Consultant hereby agrees to indemnify and defend the Company against any and all such taxes or contributions, including penalties and interest. Consultant agrees to provide proof of payment of appropriate taxes on any fees paid to Consultant under this Agreement upon reasonable request of the Company.
7.
Indemnification. Consultant agrees to indemnify and hold harmless the Company and its directors, officers and employees from and against all claims, demands, losses, damages, liabilities, costs and expenses whatsoever, including without limitation attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any grossly negligent or intentionally wrongful act of Consultant or Consultant’s assistants, employees or agents, (ii) any breach by Consultant or Consultant’s assistants, employees or agents of any of the covenants contained in this Agreement, (iii) any material failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations, or (iv) any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of Consultant under this Agreement and for which Consultant deliberately misrepresented to the Company the status of third party rights.

The Company shall defend, indemnify and hold Consultant harmless from and against any and all claims, demands, losses, damages, liabilities, settlement amounts, costs and expenses whatsoever (including without limitation reasonable attorneys’ fees and costs and including, without limitation, product liability claims) arising from or relating to any claim, action or proceeding made or brought against Consultant or the Company as a result of, or associated with, the Consultant’s Services unless such liability arises from Consultant’s or Consultant’s assistants’, employees’ or agents’ gross negligence or intentional misconduct.

8.
Non-Disclosure
8.1
Non-Disclosure. Consultant agrees that without the prior written consent of the Company, Consultant will not intentionally generate any publicity, news release or other announcement concerning the engagement of Consultant hereunder or the services to be performed by Consultant hereunder or otherwise utilize the name of the Company or any of its affiliates for any advertising or promotional purposes.

If any part of this Section 8 should be determined by a court of competent jurisdiction to be unreasonable in duration, geographic area, or scope, then you and the Company hereby agree that this Section 8 is intended to and shall extend only for such period of time, in such area and with respect to such activities as are determined to be reasonable.

9.
Voluntary Nature of Agreement. Consultant acknowledges and agrees that Consultant is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Consultant further acknowledges and agrees that Consultant has carefully read this Agreement and has asked any questions needed to understand the terms, consequences and binding effect of this Agreement and fully understand it to his or her satisfaction. Finally, Consultant agrees that Consultant has been provided an opportunity to seek the advice of an attorney of its choice before signing this Agreement.
10.
Miscellaneous.
10.1
Governing Law. This Agreement will be interpreted and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. All disputes arising out of this Agreement will be subject to the exclusive jurisdiction and venue of the state and federal courts located in Suffolk County, Massachusetts and each party hereby consents to the personal jurisdiction thereof.
10.2
Assignability. Except as otherwise provided in this Agreement, Consultant may not sell, assign or delegate any rights or obligations under this Agreement.
10.3
Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Agreement.
10.4
Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.
10.5
Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing. All notices shall be given (i) by delivery in person (ii) by a nationally recognized next day courier service, (iii) by first class, registered or certified mail, postage prepaid, (iv) by facsimile (with receipt of confirmation of complete transmission) or (v) by electronic mail, to the business address of the party specified in this Agreement or such other address as either party may specify in writing or at such other address or facsimile number or

e-mail address as the party may have previously specified by like notice. For purposes of clarification, it is not intended that day-to-day communications of information and required reports would require confirmation by national overnight courier or hand for delivery on the next Business Day. If by mail, delivery shall be deemed effective 3 business days after mailing in accordance with this Section 10.5.

If to the Company, to:

Synlogic Operating Company, Inc.

Attention: Legal

PO Box 30

Winchester, MA 01890

If to Consultant, to the address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of Consultant provided by Consultant to the Company.

10.6
Nature of Services. The Company acknowledges that Consultant’s role is advisory in nature. The Company is therefore free, in its sole discretion to accept, modify, or reject Consultant’s recommendations or any work product resulting from the provision of Services as described herein. The Company shall be solely responsible for the consequences, direct or indirect, of any such decision by the Company.
10.7
Amendments; Waiver. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by Consultant and the Company.
10.8
Further Assurances. Consultant agrees, upon request, to execute and deliver any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.
10.9
Severability. If any provision of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.
10.10
Counterparts and Facsimiles. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Signature pages received by facsimile or electronic mail shall be deemed original signatures for all purposes.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the Effective Date.

SYNLOGIC OPERATING COMPANY, INC.

By: /s/ Tony Awad By: /s/ Peter Barrett

Title: Principal Consultant Name: Peter Barrett

Title: Chair

EXHIBIT A

SERVICES AND COMPENSATION

1. Services. The Services shall include, but shall not be limited to, the following operational activities, as requested by the Company:

•
Provide assistance with the Company’s transition from ceasing business operations to preparing organization for wind down, sale, or other outcome as determined by the Company’s Board of Directors; and
•
Other projects to be determined by mutual agreement between Consultant and an authorized officer of the Company.

The manner and means that Consultant chooses to complete the Services are in Consultant’s sole discretion and control. Consultant agrees to provide his own equipment, tools, and other materials at his own expense; however, the Company will make its facilities and equipment available to Consultant when necessary.

2. Contact. Consultant’s principal Company contact:

Name: Mary Beth Dooley

Email: marybeth@synlogictx.com

3. Compensation.

A. The Company will pay Consultant a consulting fee of three-hundred and fifty dollars ($350) per hour during the Term. Time for travel will be compensated at half the hourly consulting rate per hour. The Consulting fee shall be payable monthly upon 30 days of the Company receiving an invoice from Consultant detailing the Services provided and, if paid hourly, the time spent providing such Services, and all of which fees shall be net of any applicable withholding taxes.

B. The Company will reimburse Consultant for all reasonable out-of-pocket expenses, including non-local travel, incurred by Consultant in performing the Services pursuant to this Agreement upon submission of supporting documentation reasonably acceptable to the Company; provided that Consultant receives express prior written consent from the Company’s Principal Executive Officer prior to incurring any expenses in excess of five-hundred dollars ($500).

C. Treatment of Equity:

(i) The Consultant’s current Equity Grants will continue to vest during the consulting period according to the applicable vesting schedule set forth in the original grant agreements, but shall otherwise remain subject to the original terms and conditions of such Equity Grants. Any unvested equity upon the termination of this Agreement will be forfeited. The term “Equity

Grants” shall mean all previous grants to the Consultant of (i) shares of Restricted Stock and (ii) grants of stock options (the “Options”) to purchase common stock of the Company, par value $0.001 per share (“Common Stock”), in each case which are subject to time-based vesting as set forth in the applicable Restricted Stock or Option agreement(s).

(ii) Vested Portion of Options: The Company and the Consultant hereby agree that Options are amended on the Effective Date to provide that the portions of such Options which are vested (the “Vested Options”) shall continue to be outstanding (regardless of the fact that the Consultant shall no longer be an employee of the Company as of the Effective Date) so long as this Agreement remains in effect and the Consultant maintains a service relationship with the Company pursuant to the Agreement and shall not terminate until the Agreement is terminated under Section 5 of the Agreement (but in no event shall such Vested Options remain outstanding later than the original expiration dates thereof).

(iii) The Company and the Consultant hereby agree that the Equity Grants are further amended effective on the Effective Date as follows:

(A) Consultant shall have 90 days following such termination of this Agreement in which to exercise any Options which are vested as of the termination date, after which 90- day period any unexercised stock options shall be forfeited to the Company.

(B) The vesting schedule of the unvested portion of the Equity Grant shall not be modified.

(C) No further grants of equity will be made to Consultant.

(D) The Consultant acknowledges that any outstanding Options may be treated as non-qualified stock options for tax purposes.

(iv) This Agreement shall amend the Equity Grant in accordance with applicable sections of the Company’s 2015 Equity Incentive Award Plan and Company’s 2017 Stock Incentive Plan. The provisions of the Equity Grant, including without limitation the expiration dates of the Options, which are not amended or terminated hereby shall remain in effect unchanged. The Consultant acknowledges and agrees that they have no rights with respect to any equity grants made or promised to the Consultant by the Company prior to the Effective Date other than any rights with respect to the Vested Portion, and the Unvested Portion of the Equity Grant.

(v) The Company shall have the authority and shall withhold a portion of the Restricted Stock upon vesting and sell such shares on the Consultant’s behalf to satisfy all applicable tax obligations.

(vi) Notwithstanding the foregoing, upon the earlier of (a) the filing of a certificate of corporate dissolution with the Delaware Secretary of State or (b) the closing of a Change in Control, the Unvested Portion of each Equity Grant shall accelerate and become fully vested.

(vii) “Change of Control” shall mean the (i) the sale of the Company by merger in which the shareholders of the Company in their capacity as such no longer own a majority of the outstanding equity securities of the Company (or its successor); (ii) any sale of all or substantially all of the assets or capital stock of the Company (other than in a spin-off or similar transaction); or (iii) any other acquisition of the business of the Company, as determined by the Company’s Board of Directors in their sole discretion.

D. All payments and benefits provided for under this Agreement are intended to be exempt from or otherwise comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (together, “Section 409A”) so that none of the payments to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.